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Exhibit 99

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS(1)

(In thousands, except per share amounts)

	For the Quarter Ended September 30,		For the Year Ended September 30,
	2000	2001	2000	2001
Net revenue	$432,369	$432,562	$1,640,933	$1,755,512
Costs and expenses:
Salaries, cost of care and other operating expenses	378,506	391,495	1,442,082	1,557,042
Equity in earnings of unconsolidated subsidiaries	(945)	(3,330)	(9,792)	(36,566)

	377,561	388,165	1,432,290	1,520,476

EBITDA	54,808	44,397	208,643	235,036

Depreciation and amortization	17,371	18,035	68,261	68,294
Interest, net	25,085	22,742	97,286	93,662
Special charges, net	25,398	—	25,398	3,340

	67,854	40,777	190,945	165,296

Income (loss) from continuing operations before provision for (benefit from) income taxes and minority interest	(13,046)	3,620	17,698	69,740
Provision for (benefit from) income taxes	(11,133)	3,024	8,994	36,388

Income (loss) from continuing operations before minority interest	(1,913)	596	8,704	33,352
Minority interest	9	7	114	78

Income (loss) from continuing operations	(1,922)	589	8,590	33,274

Income (loss) from discontinued operations (net of taxes)	(8,312)	(1,010)	(56,736)	4,624
Loss on disposal of discontinued operations	(17,662)	37	(17,662)	(9,359)

	(25,974)	(973)	(74,398)	(4,735)

Income (loss) before extraordinary item	(27,896)	(384)	(65,808)	28,539
Extraordinary item — net (loss) on early extinguishment of debt	—	—	—	(3,984)

Net income (loss)	(27,896)	(384)	(65,808)	24,555
Preferred dividend requirement and amortization of redeemable preferred stock issuance costs	1,303	1,302	3,802	5,049

Income (loss) available to common stockholders	(29,199)	(1,686)	(69,610)	19,506

Unrealized foreign currency translation gain (loss)	(59)	—	(170)	(113)
Provision for (benefit from) income taxes related to unrealized foreign currency translation gain (loss)	24	—	68	45

Other comprehensive income (loss)	(35)	—	(102)	(68)

Comprehensive income (loss)	$(29,234)	$(1,686)	$(69,712)	$19,438

	—	—	—	—
Average number of common shares outstanding — basic	32,368	34,535	32,144	33,448

Average number of common shares outstanding — diluted	32,368	34,535	32,386	41,235

Income (loss) per common share available for common stockholders — basic:
Income (loss) from continuing operations	$(0.10)	$(0.02)	$0.15	$0.84

Income (loss) from discontinued operations	$(0.80)	$(0.03)	$(2.32)	$(0.14)

Extraordinary (loss) on early extinguishment of debt	$—	$—	$—	$(0.12)

Income (loss) available to common stockholders	$(0.90)	$(0.05)	$(2.17)	$0.58

Income per common share available for common stockholders — diluted:
Income (loss) from continuing operations	$(0.10)	$(0.02)	$0.15	$0.81

Income (loss) from discontinued operations	$(0.80)	$(0.03)	$(2.30)	$(0.11)

Extraordinary (loss) on early extinguishment of debt	$—	$—	$—	$(0.10)

Income (loss) available to common stockholders	$(0.90)	$(0.05)	$(2.15)	$0.60

(1)
For a more detailed discussion of Magellan's fiscal 2001 results, please consult the Company's Annual Report on Form 10-K which will be filed with the SEC by December 29, 2001.

MAGELLAN HEALTH SERVICES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

(In thousands, except per share amounts)

	For the Quarter Ended September 30,		For the Year Ended September 30,
	2000	2001	2000	2001
INCOME FROM CONTINUING OPERATIONS — AS ADJUSTED(1)
Income (loss) from continuing operations before taxes	$(13,046)	$3,620	$17,698	$69,740
TRICARE pricing settlements less incurred claims adjustments	—	—	—	(28,018)
Special charges	25,398	—	25,398	3,340
Adjusted tax provision(2)	(7,691)	(3,024)	(28,238)	(26,517)
Minority interest	(9)	(7)	(114)	(78)

Adjusted income (loss) from continuing operations	4,652	589	14,744	18,467
Preferred dividend and amortization of preferred stock issuance costs	(1,303)	(1,302)	(3,802)	(5,049)

Adjusted (loss) income from continuing operations available to common stockholders	$3,349	$(713)	$10,942	$13,418

Average number of common shares outstanding — diluted(3)	32,368	34,535	32,386	34,382

Adjusted income (loss) from continuing operations available to common shareholders	$0.10	$(0.02)	$0.34	$0.39

CASH FLOW HIGHLIGHTS
Operating cash flows before interest and taxes paid	$66,651	$42,886	$212,319	$183,964
Interest and taxes paid	(41,401)	(34,336)	(105,444)	(98,278)

Operating cash flows	25,250	8,550	106,875	85,686
Capital expenditures	(12,079)	(16,747)	(36,924)	(34,709)
Acquisitions, net of cash acquired and return of escrowed funds	—	(3,731)	(68,597)	(87,731)
Proceeds from issuance of redeemable preferred stock, net of issuance costs	—	—	54,765	—
Proceeds from sale of assets, net	—	7,123	3,300	110,551
Proceeds from issuance of debt, net of issuance costs	4,077	2,857	59,642	356,648
Payments on long-term debt	(23,334)	(849)	(110,260)	(458,221)
Cash used in other investing and financing activities	(293)	1,913	1,266	8,485

Net increase (decrease) in cash and cash equivalents	$(6,379)	$(884)	$10,067	$(19,291)

BALANCE SHEET HIGHLIGHTS (in millions)	September 30, 2000	September 30, 2001
Unrestricted cash and cash equivalents	$47.5	$28.2

Restricted cash and investments	$117.7	$122.4

Total long-term debt, including current maturities	$1,098.0	$1,006.4

Revolver availability, net	$90.4	$115.7

NOTES:

(1)
Adjustments consist of: (i) special charges, which are primarily related to severance, lease terminations and impairments of long-lived assets in the 2000 periods and losses on the sale of the Company's Canadian subsidiary in the 2001 period; and (ii) exclusion of the Tricare pricing settlements net of certain incurred claims adjustments in the 2001 period.

(2)
The tax provision has been adjusted to reflect application of a 40% tax rate to the sum of pre-tax income plus permanent tax differences which is consistent with Magellan's practice on ongoing operating income.

(3)
Conversion of the redeemable preferred stock was not presumed due to the antidilutive effect.

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  Exhibit 99